UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2007

MENTOR GRAPHICS CORPORATION

(Exact name of registrant as specified in charter)

OREGON	0-13442	93-0786033
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8005 S.W. BOECKMAN ROAD
WILSONVILLE, OR	97070-7777
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (503) 685-7000

NO CHANGE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 6, 2007, the Compensation Committee of the Company’s Board of Directors approved the extension of the expiration dates of all outstanding stock options remaining from those granted on March 26, 1998 with an exercise price of $10.0625 per share, and on March 17, 1999 with an exercise price of $12.5625 per share, under the Company’s annual option grant programs. The original expiration dates for these options were February 28, 2008 and February 28, 2009, respectively. These options have been amended to extend the expiration dates to the tenth anniversary of the grant dates, which is March 26, 2008 (extended by 27 days), and March 17, 2009 (extended by 17 days), respectively. Following the change in the Company’s fiscal year end to January 31, the Company’s announcement of year-end earnings is expected to occur close in time to February 28 each year, so the extensions result in these option expirations not occurring so close to the earnings releases.

A total of 550,495 options were extended from the March 26, 1998 grant, and a total of 588,513 options were extended from the March 17, 1999 grant. Outstanding options that benefited from these extensions that are held by executive officers named in the proxy statement for the Company’s 2007 Annual Meeting of Shareholders are as follows:

Named Executive Officer	Shares Underlying 3/26/98 Option Grant	Shares Underlying 3/17/99 Option Grant
Walden C. Rhines	180,000	160,000
Gregory K. Hinckley	180,000	80,000
L. Don Maulsby	—	—
Joseph D. Sawicki	—	2,500
Walter H. Potts	—	—

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MENTOR GRAPHICS CORPORATION
(Registrant)

Date: December 11, 2007	By:	/s/ Dean M. Freed
Dean M. Freed
Vice President and General Counsel

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